                      AMENDMENT NO. 2 TO RIGHTS AGREEMENT


     Amendment No. 2 dated as of May 1, 2000, to the Rights Agreement dated as of May 1, 1991, as amended by Amendment No 1 to Rights Agreement dated as of March 27, 2000, and as restated by the Amended and Restated Rights Agreement dated as of March 27, 2000, by and between Shared Medical Systems Corporation, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company (the successor, pursuant to Section 19 of such agreement, to the original rights agent) (the "Rights Agent").

                                   Witnesseth

     WHEREAS, the Company and Pittsburgh National Bank (the original rights agent) entered into the Rights Agreement, dated as of May 1, 1991 (the "Original Agreement");

     WHEREAS, the Company and the Rights Agent entered into Amendment No. 1 to Rights Agreement, dated as of March 27, 2000 ("Amendment No. 1");

     WHEREAS, the Company and the Rights Agent entered into the Amended and Restated Rights Agreement, dated as of March 27, 2000 (the "Amended and Restated Agreement"); and

     WHEREAS, the Board of Directors of the Company deems it advisable and in the best interests of the Company and its stockholders to amend the Original Agreement, as amended by Amendment No. 1 and as restated by the Amended and Restated Agreement (as so amended and restated, the "Rights Agreement") in the manner set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, and intending to be legally bound, the parties hereby agree as follows:

     Section 1. Amendment to Section 1. Section 1 of the Rights Agreement is hereby amended to add a new paragraph at the end of such Section to read as follows:

               "Notwithstanding any other provision of this Agreement, neither the execution and delivery of the Agreement and Plan of Merger, by and among the Company, Siemens Corporation and Autobahn Acquisition Corporation, dated as of April 30, 2000, as the same may be amended from time to time, nor the performance thereof in accordance with its terms, nor any of the transactions contemplated thereby, shall cause Siemens Corporation or Autobahn Acquisition Corporation (or any Affiliate or Associate of either of them) to become an Acquiring Person or an Adverse Person or cause a Distribution Date or constitute or cause a Triggering Event, or otherwise result in the grant of any Rights to any person under this Agreement or require any outstanding Rights to be exercised, distributed or triggered."
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     Section 2. Amendment to Section 2. The first sentence of Section 2 of the
Rights Agreement is hereby amended to delete the following words:

          "and the holders of the Rights".

     Section 3. Amendment to Section 18(a). Section 18(a) of the Rights Agreement is hereby amended by adding the following words to the end of such section:

          "Anything to the contrary notwithstanding, in no event shall the Rights Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damage."

     Section 4. Agreement in Effect. Except as hereby amended, the Rights Agreement shall remain in full force and effect.

     Section 5. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the jurisdiction of incorporation of the Company, as the same may change from time to time, and for all purposes shall be governed by and construed in accordance with the laws of such jurisdiction applicable to contracts made and to be performed entirely within such jurisdiction.

     Section 6. Counterparts. This Amendment may be executed in any number of counterparts, and each of such counterparts shall, for all purposes, be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     Section 7. Descriptive Headings. The descriptive headings of the Sections of this Amendment No. 2 are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the day and year first above written.


Attest:                                  SHARED MEDICAL SYSTEMS CORPORATION


By /s/ Bonnie L. Shuman                  By /s/ Terrence W. Kyle
  -----------------------                  -----------------------
  Name:  Bonnie L. Shuman                  Name:  Terrence W. Kyle
  Title: Vice President,                   Title: Senior Vice President,
         General Counsel                          Chief Financial Officer,
         and Assistant                            Treasurer and Assistant
         Secretary                                Secretary

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Attest:                                  CHASEMELLON SHAREHOLDER SERVICES L.L.C.

By /s/ Donald Messmer                    By /s/ Robert Kavanagh
  -----------------------                  -----------------------
  Name:  Donald Messmer                    Name:  Robert Kavanagh
  Title: Assistant Vice President          Title: Vice President


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